UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 2, 2020 (December 31, 2019)

COMMUNITY HEALTH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-15925 (Commission File Number)	13-3893191 (IRS Employer Identification No.)
4000 Meridian Boulevard Franklin, Tennessee 37067 (Address of principal executive offices)

Registrant’s telephone number, including area code: (615) 465-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CYH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(i)	Appointment of Chief Financial Officer; Compensation Arrangements in Connection Therewith

On January 2, 2020, Community Health Systems, Inc. (the “Company”), announced that the Company’s Board of Directors (the “Board”) has appointed Kevin J. Hammons as Executive Vice President and Chief Financial Officer of the Company, effective January 1, 2020, replacing Thomas J. Aaron, the Company’s Executive Vice President and Chief Financial Officer, who retired on December 31, 2019. The contemplated appointment of Mr. Hammons and retirement of Mr. Aaron were previously announced in a Current Report on Form 8-K filed by the Company on December 12, 2019, which is incorporated herein by reference. A copy of the press release making this announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference into this Item 5.02.

On December 31, 2019, the Board, upon recommendation of the Compensation Committee of the Board (the “Compensation Committee”), approved an annual base salary for Mr. Hammons for 2020 of $575,000 in connection with his promotion to Executive Vice President and Chief Financial Officer. It is contemplated that the Board, at its February 2020 meeting, will approve cash incentive compensation and long-term incentive compensation for Mr. Hammons commensurate with his new position with the Company and generally consistent with the Company’s existing practices for its retiring Chief Financial Officer.

(ii)    Consultancy Agreement with Thomas J. Aaron, Former Chief Financial Officer

On December 31, 2019, CHSPSC, LLC, a wholly-owned subsidiary of the Company, entered into a consultancy agreement (the “Consultancy Agreement”) with Thomas J. Aaron, the Company’s retiring Executive Vice President and Chief Financial Officer, who retired on such date. Pursuant to the Consultancy Agreement, Mr. Aaron will provide certain consulting services related to margin improvement programs and other assignments as requested by Wayne T. Smith, Chairman and Chief Executive Officer, and/or his designee. The term of the Consultancy Agreement will be from January 1, 2020 to December 31, 2021. From January 1, 2020 through the duration of the Consultancy Agreement, Mr. Aaron will be entitled to receive consulting fees of $25,000 per month. In addition, during the term of the Consultancy Agreement, Mr. Aaron will be subject to restrictions on competing with CHSPSC, LLC or its affiliates. He will also continue to vest in any previously granted stock options and restricted stock of Community Health Systems, Inc. in accordance with the applicable vesting schedule.

The foregoing summary of the Consultancy Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Consultancy Agreement, which is filed as Exhibit 10.1 hereto and incorporated into this report by reference.

(iii)    Designation of Principal Accounting Officer

The Board determined on December 31, 2019, that Jason K. Johnson, the Company’s Senior Vice President and Chief Accounting Officer, will serve as the Company’s principal accounting officer following the promotion of Mr. Hammons as set forth above, effective January 1, 2020. Mr. Hammons formerly served as the Company’s principal accounting officer.

Mr. Johnson, age 45, is responsible for the Company’s Securities and Exchange Commission reporting matters, as well as overseeing various other accounting and financial reporting matters, including accounting policies and procedures, consolidations and accounting for acquisitions and divestitures. Mr. Johnson joined the Company in 2012 as Vice President, Assistant Corporate Controller, and in 2018 he was promoted to Vice President, Corporate Controller. In 2019, he was promoted to Vice President and Chief Accounting Officer. Prior to joining the Company, Mr. Johnson held various positions in the assurance and advisory services practice at Deloitte and Touche, LLP. He also previously served as controller of an alternative energy marketing and distribution company. Mr. Johnson holds a master’s degree in accounting from the University of Kentucky. He is a member of the American Institute for Certified Public Accountants and Tennessee Society of Certified Public Accountants.

Following this designation, Mr. Johnson is eligible to participate in the same executive compensation programs of the Company that are available to other executive officers of the Company. Mr. Johnson is not a party to any material plan, contract or arrangement with the Company in connection with this designation.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibits are incorporated herein by reference:

Exhibit No.	Description

10.1	Consultancy Agreement, dated December 31, 2019, by and between CHSPSC, LLC and Thomas J. Aaron

99.1	Community Health Systems, Inc. Press Release dated January 2, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 2, 2020	COMMUNITY HEALTH SYSTEMS, INC. (Registrant)

	By:	/s/ Wayne T. Smith
Wayne T. Smith
Chairman of the Board and Chief Executive Officer (principal executive officer)